Exhibit 99

News Announcement	For Immediate Release

REX AMERICAN RESOURCES AUTHORIZES

REPURCHASE OF ADDITIONAL 500,000 SHARES

- Has Completed Previously Authorized Repurchase of 500,000 Common Shares -

Dayton, Ohio, (September 28, 2011) -- REX American Resources Corporation (NYSE: REX) today announced that its Board of Directors has authorized the repurchase of up to an additional 500,000 shares of its common stock. REX has completed its previously authorized stock repurchase of 500,000 shares. To date in the third quarter ending October 31, 2011, REX has purchased 287,854 shares (at an average price of approximately $16.35 per share). Reflecting all purchases to-date, REX presently has approximately 9,147,000 shares of common stock outstanding.

Share repurchases will be made from time to time in open market or private transactions at prevailing market prices, and all shares purchased will be held in the Company’s treasury for possible future use.

About REX American Resources Corporation

REX American Resources has interests in seven ethanol production facilities representing ownership of approximately 169.2 million gallons per year of annual operating nameplate capacity. The total annual operating nameplate capacity of ethanol production facilities in which REX has ownership interests is approximately 592 million gallons per year. Further information about REX is available at www.rexamerican.com

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the impact of legislative changes, the price volatility and availability of corn, sorghum, dried distiller grains, ethanol, gasoline and natural gas, ethanol plants operating efficiently and according to forecasts and projections, changes in the national or regional economies, weather, the effects of terrorism or acts of war, changes in real estate market conditions and the impact of Internal Revenue Service audits. The Company does not intend to update publicly any forward-looking statements except as required by law.

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For further information contact:
Douglas Bruggeman Chief Financial Officer 937/276-3931	Joseph Jaffoni/David Collins Jaffoni & Collins 212/835-8500 rex@jcir.com